Exhibit 3.1
CERTIFICATE OF DESIGNATIONS,
RIGHTS AND PREFERENCES
OF THE
SERIES A CONVERTIBLE PREFERRED STOCK OF
NATURAL HEALTH TRENDS CORP.

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

     Natural Health Trends Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), certifies as follows:
     FIRST: The Certificate of Incorporation, as amended, of the Corporation authorizes the issuance of 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), and further authorizes the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock, and, without limiting the generality of the foregoing, to fix and determine the designation of each such series, the number of shares that shall constitute such series and certain relative rights, preferences, privileges and restrictions of the shares of each series so established.
     SECOND: The Board of Directors of the Corporation did duly adopt the following resolutions authorizing the creation and issuance of a series of such Preferred Stock to be known as Series A Convertible Preferred Stock:
     RESOLVED, that the Board of Directors, pursuant to authority vested in it by the provisions of the Certificate of Incorporation, as amended, of the Corporation, hereby authorizes the issuance of up to 1,761,900 shares Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Convertible Preferred Stock”), of the Corporation and hereby fixes the number, designations, powers, preferences, rights or privileges, and the qualifications, limitations or restrictions thereof, of such shares, in addition to those set forth in the Certificate of Incorporation of the Corporation as follows:
     1. Number of Shares and Designation. The series of Preferred Stock shall be designated as Series A Convertible Preferred Stock and the number of shares that shall constitute such series shall not be more than 1,761,900 shares (as adjusted for any stock splits, stock dividends, recapitalizations, reclassifications, combinations or similar transactions after the filing date hereof), which number may be decreased (but not below the number thereof then outstanding) from time to time by the Board of Directors of the Corporation.
     2. Priority. The Series A Convertible Preferred Stock shall rank, in all respects, including the payment of dividends and upon liquidation, dissolution or winding up of the Corporation, senior and prior to the common stock, par value $0.001 per share (the “Common Stock”) of the Corporation and any other equity issued by the Corporation, including shares of Preferred Stock, that are not, expressly by their terms, made senior to or pari passu with the Series A Convertible Preferred Stock (collectively herein called the “Junior Securities”).
     3. Dividends.
          (a) From and after the date of the issuance of any shares of Series A Convertible Preferred Stock, dividends at the rate per annum of $0.119 per share shall accrue on such shares of Series A Convertible Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations, reclassifications, combinations or similar transactions after the filing date hereof) (the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in Section 4(a) below, the Corporation shall be under no obligation to pay such Accruing Dividends. If declared by the Board of Directors, Accruing Dividends shall be payable semi-annually in cash on the last day of June and December of each year (or if not a business day, the next succeeding business day) commencing June 30, 2007 (each, a “Dividend Payment Date” and the six-month period ending on each such Dividend Payment Date being hereinafter referred to as the “Semi-Annual Dividend Period”). If, on any Dividend Payment Date, the holders of the Series A Convertible Preferred Stock have not received the full dividends provided for in this Section 3(a) in cash, then such dividends shall cumulate, whether or not earned or declared, whether or not there are funds legally available for the payment thereof and whether or not restricted by the terms of any of the Corporation’s indebtedness outstanding at any time.
          (b) The Corporation shall not declare, pay or set aside any dividends on Junior Securities (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series A Convertible Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Convertible Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series A Convertible Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series of Junior Securities that is convertible into Common Stock, that dividend per share of Series A Convertible Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A Convertible Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series of Junior Securities that is not convertible into

Common Stock, at a rate per share of Series A Convertible Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series A Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A Convertible Preferred Stock pursuant to this Section 3 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Convertible Preferred Stock dividend. The “Series A Original Issue Price” shall mean $1.70 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Convertible Preferred Stock.
     4. Liquidation Preference.
          (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any Junior Securities, the holders of the Series A Convertible Preferred Stock then outstanding shall be entitled to be paid in cash out of the assets of the Corporation available for distribution to its stockholders (on a pari passu basis with the holders of any series of Preferred Stock ranking on liquidation on a parity with the Series A Convertible Preferred Stock) an amount per share equal to the sum of the Series A Original Issue Price (as adjusted for any stock splits, stock dividends, recapitalizations, reclassifications, combinations or similar transactions after the filing date hereof) plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (which amount is hereinafter referred to as the “Liquidation Preference”). If upon any liquidation, dissolution or winding up of the affairs of the Corporation, the assets of the Corporation are insufficient to pay the aggregate Liquidation Preference and the liquidation preference of any series of Preferred Stock ranking on liquidation on a parity with the Series A Convertible Preferred Stock, the holders of the Series A Convertible Preferred Stock and the holders of any series of Preferred Stock ranking on liquidation on a parity with the Series A Convertible Preferred Stock shall share ratably with one another in any such distribution or payment in proportion to the full amounts to which they would otherwise be respectively entitled before any distribution shall be made to the holders of the Junior Securities.
          (b) Notwithstanding Section 4(a) above, if upon such liquidation, dissolution or winding up of the affairs of the Corporation, the holders of outstanding shares of Series A Convertible Preferred Stock would receive more than the aggregate amount to be received under Section 4(a) in the event all of their shares of Series A Convertible Preferred Stock were converted into shares of Common Stock pursuant to the provisions of Section 7(a) hereof immediately prior to such liquidation, dissolution or winding up of the affairs of the Corporation, and such shares of Common Stock received a liquidating distribution or distributions from the Corporation, then each holder of outstanding shares of Series A Convertible Preferred Stock in connection with such liquidation, dissolution or winding up of the affairs of the Corporation shall be entitled to be paid in cash, in lieu of the payments described in the preceding paragraph, an amount per share of Series A Convertible Preferred Stock equal to such amount as would have been payable in respect of each share of Common Stock (including any fractions thereof) issuable upon conversion of such share of Series A Convertible Preferred Stock had such share of Series A Convertible Preferred Stock been so converted to Common Stock immediately prior to such liquidation, dissolution or winding up of the affairs of the Corporation pursuant to the provisions of Section 7(a) hereof.
          (c) After payment of the Liquidation Preference shall have been made in full to the holders of the Series A Convertible Preferred Stock (and any liquidation preference is paid to any other series of Preferred Stock ranking on liquidation on a parity with the Series A Convertible Preferred Stock), the remaining assets of the Corporation shall be divided and distributed among the holders of the Junior Securities then outstanding.
          (d) If the distribution provided for in Section 4(a) or 4(b) shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or property (as determined in good faith by the Board of Directors of the Corporation).
     5. Voting Rights Generally. The holders of shares of Series A Convertible Preferred Stock shall be entitled to vote with the holders of the Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, voting together as a single class, upon all matters submitted to a vote of stockholders of the Corporation, except as otherwise provided by law or by the other terms hereof. Each holder of shares of Series A Convertible Preferred Stock shall be entitled to the number of votes equal to the product (rounded down to the nearest number of whole shares) of 0.729 times the largest number of shares of Common Stock into which all shares of Series A Convertible Preferred Stock held of record by such holder could then be converted pursuant to Section 7 at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first executed. The holders of shares of Series A Convertible Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation.
     6. Voting Rights Relating to Series A Nominee. For so long as 879,654 shares of Series A Convertible Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, recapitalizations, reclassifications, combinations or similar transactions) as of the record date for the Corporation’s 2008 annual meeting of stockholders or, in subsequent years, as of the last date upon which stockholder proposals must be submitted to the Corporation for inclusion in the Corporation’s annual proxy statement relating to the election of directors (as such date is determined pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934), the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock shall be entitled to designate for nomination to the Board of Directors of the Corporation one individual (the “Series A Nominee”) to serve as a director of the Corporation. In order to submit a Series A Nominee, the holders of Series A Convertible Preferred Stock shall submit to the Nominating Committee of the Board of Directors of the Corporation, on or prior to the record date for the Corporation’s 2008 annual meeting of stockholders or, in subsequent years, the last date upon which stockholder proposals must be submitted to the Corporation for inclusion in the Corporation’s annual proxy statement relating to the election of directors, the name of the Series A Nominee, together with a resume or other written statement of the qualifications of the Series A Nominee and all information regarding the Series A Nominee that would be required to be disclosed in a proxy statement filed with the Securities and Exchange Commission if the Series A Nominee were nominated for election to the Board of Directors. If the Series A Nominee meets the criteria for board nomination set forth in the Corporation’s Nominating Committee Charter, the Corporation shall cause such Series A Nominee to be included in the slate of nominees recommended by the Board of Directors to the Corporation’s stockholders for election as directors, and the Corporation shall use its reasonable best effort to cause the election of the Series A Nominee as a director. As long as the holders of the Series A Convertible Preferred Stock continue to own in the aggregate not less than the number of shares of Series A Convertible Preferred Stock indicated above in this Section 6, and in the event that a Series A Nominee that has been elected as a director of the Corporation shall cease to serve as a director for any reason, the holders of a majority of the shares of the Series A Convertible Preferred Stock may designate a substitute Series A Nominee and the Corporation shall use its reasonable best efforts to cause any related vacancy to be filed by the Series A Nominee.
     7. Conversion.
          (a) Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be equal to $1.70. Such initial Series A Conversion Price, and the rate at which shares of Series A Convertible Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below in Section 7(c). No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Convertible Preferred Stock. Instead of any fractional shares of Common Stock that would otherwise be issued upon conversion of any shares of Series A Convertible Preferred Stock, the Corporation shall make a cash payment in an amount equal to the percentage of a share of Common Stock otherwise issuable based upon the fair market value of the Common Stock (as determined in good faith by the Board of Directors of the Corporation) on the Conversion Date (as defined below). From and after the Conversion Date, any and all rights of the holder of the Series A Convertible Preferred Stock so converted, except the right to receive a certificate or certificates representing that number of shares of Common Stock to which it is entitled upon such conversion (and a cash payment for any fractional shares), shall cease with respect to such shares of Series A Convertible Preferred Stock, and such shares of Series A Convertible Preferred Stock shall not thereafter be transferred on the books of the Corporation or be deemed outstanding for any purpose whatsoever. Notwithstanding the foregoing, no share of Series A Convertible Preferred Stock shall be convertible to the extent that such conversion, when aggregated with any shares of Common Stock then beneficially owned by the holder of such share of Series A Convertible Preferred Stock (as beneficial ownership is determined pursuant to Section 13d of the Securities Exchange Act of 1934, as amended), would result in a “change of control” of the Corporation within the meaning of Nasdaq Marketplace Rule 4350(i)(1)(B) (unless any such change of control is approved by the Corporation’s stockholders in compliance with applicable Nasdaq Marketplace Rules)).
          (b) Except as otherwise provided in Section 7(h) below with respect to mandatory conversion, in order to voluntarily convert shares of Series A Convertible Preferred Stock into shares of Common Stock, a holder shall surrender the certificate or certificates evidencing the shares of Series A Convertible Preferred Stock to be converted (or, if lost, stolen or destroyed, a lost certificate affidavit) duly endorsed to the Corporation or in blank (or accompanied by duly executed stock powers related thereto), at the executive office of the Corporation, or such other place as may be reasonably designated by the Corporation, together with written notice that such holder elects to convert all or any number of the shares of Series A Convertible Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate of certificates of Common Stock to be issued. The close of business on the date of receipt by the Corporation (or by such other place as designated by the Corporation) of such certificates (or lost certificate affidavit) and notice shall be the “Conversion Date.” As soon as practicable, but in any event within five (5) days, after the Conversion Date, the Corporation shall deliver a certificate for the number of full shares of Common Stock issuable upon the conversion, a new certificate representing the unconverted portion, if any, of the shares of Series A Convertible Preferred Stock represented by the certificate or certificates surrendered for conversion and cash in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and payment of any declared and unpaid dividends (but not any undeclared Accruing Dividends) on the shares of Series A Convertible Preferred Stock converted. The person in whose name the certificate is registered shall become a stockholder of record of Common Stock on the Conversion Date.
          (c) The Conversion Price in effect at any time shall be subject to adjustment as follows:
     (i) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date on which the first share of Series A Convertible Preferred Stock was issued (the “Series A Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Series A Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Common Stock, the Series A Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

     (ii) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series A Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction:
(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)	the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.
Notwithstanding the foregoing, (A) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (B) that no such adjustment shall be made if the holders of Series A Convertible Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Convertible Preferred Stock had been converted into Common Stock on the date of such event.
     (iii) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 3 do not apply to such dividend or distribution, then and in each such event the holders of Series A Convertible Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Convertible Preferred Stock had been converted into Common Stock on the date of such event.
     (iv) Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Convertible Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 7(c)(ii) or 7(c)(iii)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Convertible Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Convertible Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 7 with respect to the rights and interests thereafter of the holders of the Series A Convertible Preferred Stock, to the end that the provisions set forth in this Section 7 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Convertible Preferred Stock.
     (v) Notice of Adjustment. Upon the adjustment or readjustment of the Series A Conversion Price, the Corporation shall promptly mail to all holders of shares of Series A Convertible Preferred Stock a notice of adjustment. Such notice shall be accompanied by (1) a certificate briefly stating the facts requiring the adjustment and the manner of computing it and (2) a certificate of the Chairman of the Board, the President or a Vice President of the Corporation certifying that the adjustment is correct.
     (vi) Notice of Certain Transactions. If (1) the Corporation takes any action that would require an adjustment in the Series A Conversion Price pursuant to any subparagraph of this Section 7(c) or (2) there is a liquidation or dissolution of the Corporation, the Corporation shall mail to all holders of Series A Convertible Preferred Stock a notice stating the proposed record date for a dividend or distribution or the proposed effective date of a subdivision, combination, issuance, reclassification, recapitalization, consolidation, merger, transfer, lease, liquidation or dissolution. The Corporation shall mail such notice at least 15 days prior to the record date or effective date for the event specified in the notice. Failure to mail the notice or any defect in it shall not affect the validity of the transaction.

          (d) The issuance of certificates for shares of Common Stock upon the conversion of shares of Series A Convertible Preferred shall be made without charge to the converting stockholders for such certificates or for any tax in respect of the issuance of such certificates; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares so converted and the Corporation shall not be required to issue or deliver any such certificate unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid; and provided, further, that the Corporation shall not be required to pay or reimburse the stockholders for any income tax payable by such stockholders as a result of such issuance.
          (e) The Corporation shall at all times when the Series A Convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Convertible Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all shares of Series A Convertible Preferred Stock then outstanding, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.
          (f) For purposes of this Section 7, the term “Common Stock” means shares now or hereafter authorized of any class of common stock of the Corporation and any other stock of the Corporation, however designated, that has the right (subject to any prior rights of any series of Preferred Stock) to participate in any distribution of the assets or earnings of the Corporation without limit as to per share amount.
          (g) In the event that, at any time, as a result of an adjustment made pursuant to Section 7(c) hereof, the holder of any Series A Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than shares of Common Stock (or other securities or property), the number of such shares (or other securities or property) so receivable upon conversion of any Series A Convertible Preferred Stock shall be subject to adjustment from time to time, as determined by the Board of Directors, in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in Sections 7(a) to 7(f) and the provisions of such Sections 7(a) to 7(f) shall apply on like terms to any other shares of capital stock (or other securities or property).
          (h) Except with respect to any shares of Series A Convertible Preferred Stock that are not convertible pursuant to the final sentence of Section 7(a) hereof, each share of Series A Convertible Preferred Stock shall automatically be converted, without payment of any additional consideration, into fully paid and nonassessable shares of Common Stock at the then effective conversion rate immediately upon such date as the average closing price of the Common Stock over a consecutive, trailing 6-month period, as reported on the Nasdaq Global Market (or any successor exchange or other market on which the Common Stock is then traded), equals or exceeds U.S. $10.00 per share (as adjusted for any Stock splits, stock dividends, recapitalizations, reclassifications, combinations or similar transactions) (a “Mandatory Conversion Event”). Upon the occurrence of a Mandatory Conversion Event, all outstanding shares of Series A Convertible Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. All holders of record of shares of Series A Convertible Preferred Stock shall be sent written notice of the Mandatory Conversion Event and the place designated for mandatory conversion pursuant to this Section 7(h). Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Event. Upon receipt of such notice, each holder of shares of Series A Convertible Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit) to the Corporation at the place designated in the notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A Convertible Preferred Stock converted pursuant to this Section 7(h) including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate upon the Mandatory Conversion Event (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit) therefore, to receive the items provided for in the next sentence of this Section 7(h). As soon as practicable after the Mandatory Conversion Event and the surrender of the certificate or certificates (or lost certificate affidavit) for Series A Convertible Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common stock issuable on such conversion in accordance with the provisions hereof, together with cash in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends (but not any undeclared Accruing Dividends) on the shares of Series A Convertible Preferred Stock converted. Such converted Series A Convertible Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Convertible Preferred Stock accordingly.
     8. Annual Reports. If the Corporation is required, by terms of any indenture or security of the Corporation or the rules and regulations under the Securities Exchange Act of 1934, as amended, to furnish an annual report to any of its security holders, it will furnish such annual report to holders of shares of Series A Convertible Preferred Stock.
     9. Registration of Transfer. The Corporation or its transfer agent will keep a register for the registration of shares of Series A Convertible Preferred Stock. Upon the surrender of any certificate representing shares of Series A Convertible Preferred Stock, the Corporation will, at the request of the record holder of such certificate and subject to any applicable transfer restrictions, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series A Convertible Preferred Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Series A Convertible Preferred Stock as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate, and dividends will accrue on the shares of Series A Convertible Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such shares of Series A Convertible Preferred Stock represented by the surrendered certificate.
     10. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction, or mutilation of any certificate evidencing shares of Series A Convertible Preferred Stock and, in the case of any such loss, theft, or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation or, in the case of any mutilation, upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Convertible Preferred Stock represented by such lost, stolen, destroyed, or mutilated certificate, and dividends will accrue on the shares of Series A Convertible Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed, or mutilated certificate.
     11. Amendment and Waiver. Except as expressly provided herein, no amendment, modification, or waiver will be binding or effective with respect to any provision hereunder without the affirmative vote of the holders of at least a majority of the shares of Series A Convertible Preferred Stock then outstanding, voting separately as a class.
     12. Notices. Except as otherwise expressly provided, all notices referred to herein shall be in writing and shall be delivered personally or mailed, or delivered by overnight courier service to (i) the Corporation, at its principal executive offices and (ii) any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated in writing by any such holder), and shall be deemed to have been given upon delivery, if delivered personally, seven (7) business days after mailing, if mailed, or three (3) business days after deliver to the courier, if delivered by overnight courier service.
     FURTHER RESOLVED, that, before the Corporation shall issue any shares of the Series A Convertible Preferred Stock, a certificate pursuant to Section 103 of the DGCL shall be made, executed, acknowledged, filed and recorded in accordance with the provisions of such Section 103, and the proper officers of the Corporation are hereby authorized and directed to do all acts and things that may be necessary or proper in their opinion to carry into effect the purposes and intent of this and the foregoing resolution.
     I hereby declare and certify under penalty of perjury under the laws of the State of Delaware that the facts set forth in the foregoing certificate are true and correct and that this certificate is the act and deed of the Corporation.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name by a duly authorized officer on this 4th day of May, 2007.

Natural Health Trends Corp.

By:	/s/ Chris Sharng Chris Sharng, President